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                                                              EXHIBIT 10.43

                                 EMPLOYMENT AGREEMENT


            THIS EMPLOYMENT AGREEMENT (this "Agreement") is executed this 25th day of September, 1997, by and between Sierra Primary Care Medical Group, Inc., a California professional corporation (hereinafter referred to as the "Employer"), and Sinnadurai E. Moorthy, M.D. (hereinafter referred to as the "Physician").

                                   R E C I T A L S

     A. Employer owns and operates a medical practice, under the name Sierra Primary Care Medical Group, Inc. (the "Practice"), located at 1037 East Palmdale Blvd., Palmdale, California 93550; 44469 10th Street West, Lancaster, California; and 44471 10th West, Lancaster, California.

     B. Physician was formally a shareholder of Employer, but sold his shares to Prospect Medical Group, Inc., a California professional corporation; and

     C. Following such sale, Employer desires to obtain the services of Physician, and Physician desires to be employed by Employer, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   TERMS AND CONDITIONS OF EMPLOYMENT

     1.1 EMPLOYMENT. Employer hereby employs Physician and Physician hereby accepts employment at the Practice subject to the terms and conditions hereinafter set forth.

     1.2 SERVICES TO BE PROVIDED. Physician shall render such services as may be mutually agreed upon by Physician and Employer as being required for the administration and operation of the Practice. Physician shall also provide medical services at the Practice as mutually agreed upon by Physician and Employer.

     1.3 FACILITIES. Employer agrees to provide adequate office space for the performance of the duties of Physician as contemplated in this Agreement including, but not limited to, an appropriate examination room and waiting room space at the Practice for conducting Physician's medical services in conformity with the prevailing standard of care in the community.

     1.4 NON-PHYSICIAN PERSONNEL. Through necessary arrangements, Employer will provide Physician with adequate non-physician personnel including, but not limited to, nursing staff, reception and secretarial staff, to assist Physician in the performance of his or her duties.



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Physician may recommend certain persons to Employer for any or all of the above positions, provided that all hiring and firing decisions shall be made by Employer in its sole discretion.

     1.5    QUALIFICATIONS.

            (a) Physician hereby represents and warrants to Employer that except as set forth on Exhibit A attached hereto, Physician:

                   (i) Is currently duly licensed and qualified to engage in the practice of medicine in the State of California pursuant to the requirements of the Medical Board of California;

                   (ii) Has or will obtain such qualifications required to meet the criteria necessary to provide professional services at the Practice;

                   (iii) Has all necessary narcotics and controlled substances registration numbers and licenses for the performance of his duties hereunder;

                   (iv) In no state has Physician's license to practice medicine ever been suspended, restricted, denied or revoked:

                   (v) Has never been reprimanded, sanctioned or disciplined by a licensing board or state or local medical society or specialty board or any healthcare facility;

                   (vi) Physician has maintained professional liability insurance coverage in the amount of $1,000,000 individually, and $3,000,000 in the aggregate;

                   (vii) No action based on an allegation of malpractice by Physician has ever been settled by payment to the plaintiff of an aggregate amount in excess of Thirty Thousand Dollars ($30,000); and

                   (viii) Has never resigned from or been denied membership or reappointment of membership on the medical staff of any hospital, and no hospital medical staff membership or clinical privileges of Physician have ever been suspended, curtailed, denied or revoked.

            (b) In the event any representation or warranty set forth above becomes untrue or inaccurate in any material respect during the Term (as hereinafter defined), Physician shall send the Practice a notice (the "Physician Warranty Notice") within ten (10) days thereafter setting forth with reasonable particularity the reasons why such representation or warranty has become untrue or inaccurate.

            (c) In addition, Physician shall at all times during the Term of this Agreement


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comply with applicable federal, state and municipal laws including, without limitation, all licensing requirements, other applicable statutes and ordinances, rules and regulations of governmental agencies regulating Physician's profession, and applicable ethical standards.

     1.6 FEES, BILLINGS AND COLLECTIONS. Employer shall bill and collect all fees for the services that are provided for the patients of Physician ("collected revenues"), and Physician agrees that Physician shall not take any actions whatsoever to bill (or cause to be billed, other than by Employer or its designee) any patient or other individual or entity for any such services. The fees for services rendered by Physician shall be established by Employer. The fees for services may be changed from time to time by Employer to reflect charges that may have been agreed upon between Employer and third-party providers, including insurance companies, managed care plans, HMOs and PPOs. Employer (or its designee) shall bill Physician's charges and collect payments for all Physician's services, and Physician agrees to work with Employer's office staff to ensure the prompt billing of all patients for all services rendered and to use his or her best efforts to help office staff (or Employer's designee) collect all patient accounts. The "Physician charges" shall mean all billings for all of Physician's services provided hereunder. All fees from billings generated by Physician shall be the sole and exclusive income of Employer, and Physician expressly and irrevocably transfers, assigns or otherwise conveys to Employer all right, title and interest of Physician in and to any fees resulting from or incident to Physician's practice of medicine under this Agreement.

     1.7 PHYSICIAN MEDICAL RECORDS. The medical records maintained by Physician relating to patients seen by him during the term of this Agreement are the property of Employer, and Physician will comply with all applicable laws with regard to maintaining them.

     1.8 EMPLOYMENT. Except for services rendered at Physician's gastroenterology practice, as provided hereinbelow, Physician agrees to devote his professional working time and attention to the practice of medicine and the management of the Practice for the benefit of the Practice under the terms of this Agreement. Physician shall not engage in the practice of medicine, either directly or indirectly, alone or in association with others, including covering calls for other physicians except as an employee of Employer and for the benefit of Employer and the Practice. Further, Physician shall not become an employee of any other group, hospital or institution wherein Physician provides direct or indirect services to patients of such entities. Except for services rendered in Physician's internal medicine and gastroenterology practice, as provided hereinbelow, all fees and billings produced by Physician for services for patients other than patients of the Practice shall be income of the Practice. Physician's duties shall include, but not be limited to the following:

            (a) Providing professional medical services within Physician's field of practice to any and all patients of the Practice in any office of the Practice, regardless of whether the patients are covered by managed care plans, Medicaid (Medi-Cal) or Medicare plans;

            (b) Keeping, preparing and maintaining appropriate records, claims reports and


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correspondence (including, without limitation, patient charts) relating to all services rendered by him under this Agreement in accordance with all Practice, professional, and governmental record keeping and reporting requirements, all of which records shall be and remain the property or in the possession of Employer;

            (c) Attending professional conventions and medical education seminars and generally performing all things necessary to maintain and improve his medical practice and professional skills, provided that all absences from the Practice for such purposes must be approved in advance by Employer, in its sole discretion; and

            (d) Performing such other duties as Employer shall from time to time reasonably direct.

            Nothing in this Agreement is intended nor shall be construed as limiting or restricting Physician's right to engage in any activity unrelated to the direct practice of medicine, provided that such activities do not interfere with Physician's performance of his or her obligations hereunder.

            During the Term, Physician shall not, at any time or place, either directly or indirectly, engage in the practice of medicine or surgery to any extent whatsoever, except pursuant to and in accordance with this Agreement. Except as otherwise expressly provided herein, Physician shall comply with all policies and procedures applicable to Practice employees generally. Notwithstanding the foregoing, Physician shall be entitled to maintain an internal medicine and gastroenterology practice located at 44725 10th Street West, Suite 250, Lancaster, CA 93534 provided that he shall not perform medical services for any capitated primary care patient outside his employment with Employer.

            Nothing herein shall be construed to prevent Physician from receiving honoraria or other stipends for performing services outside the scope of his employment hereunder; provided however, that Physician shall not perform any such services on behalf of any competitor of Employer or its affiliates.

2.   COMPENSATION

     2.1 SALARY. Employer shall pay Physician Seventy Thousand Dollars ($70,000) annually. Employer shall pay Physician on a bi-weekly basis in arrears in accordance with Employer's policies in effect from time to time. Such salary shall be increased at Employer's sole discretion, based on performance criteria established by Employer.

     2.2 BENEFITS. During the term of this Agreement, Employer shall provide Physician and his or her beneficiaries with certain employment benefits commensurate with those received by Employer's and Prospect Medical Holdings, Inc. senior management, including, but not limited to, the following:


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            (a)    Physician shall be entitled to participate in Employer's
retirement 401(k) and other benefit plans as offered from time to time at a level commensurate with the retirement benefits offered to Employer's other employees;

            (b)    A policy of disability insurance;

            (c)    Participation in Employer's Stock Option Plan;

            (d) A policy of medical insurance for Physician and Physician's immediate family;

            (e) A policy of dental insurance for Physician and Physician's immediate family; and

            (f) A policy of vision insurance for Physician and Physician's immediate family.

     However, with respect to the foregoing benefits, Employer's life insurance company, if any, and/or disability insurer, if any, may require Physician to satisfactorily pass a physical examination in order to issue a life insurance policy to Physician, and Physician shall comply with all such reasonable requirements. In addition, Employer may elect to obtain key-man life insurance coverage on Physician, and Physician agrees to submit to any required examination therefor.

     2.3 FRINGE BENEFITS/REIMBURSEMENT OF EXPENSES. During the term of this Agreement, Employer shall provide Physician with the following fringe benefits or reimburse the following expenses, as the case may be, which are incurred in the performance of Physician's duties on behalf of the Company:

            (a) reimbursement of up to $800 per month for automobile expenses;

            (b)    reimbursement of up to $400 per month for phone expenses;
and

            (c) reimbursement of up to $1,000 per year for continuing education classes.

     2.4 VACATION BENEFITS. Physician shall be entitled to four weeks of paid vacation each year, commencing on the date hereof. Additionally, Physician shall be entitled to take up to one week per year for continuing medical education classes.

     2.5 MALPRACTICE INSURANCE. Employer will purchase and maintain a professional liability insurance policy for Physician which will cover acts or omissions commencing with the Effective Date through the termination of this Agreement at a level commensurate with that paid by Employer for other physician employees.


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


3.   TERM AND TERMINATION OF AGREEMENT

     3.1 CONTRACT TERM. The initial term of this Agreement shall commence on September 25, 1997 (the "Effective Date"), and shall continue for a period of three (3) years, terminating on September 24, 2000, subject to earlier termination of this Agreement as provided herein.

     3.2 TERMINATION WITHOUT CAUSE. No party may terminate this Agreement or Physician's employment hereunder, without cause.

     3.3 TERMINATION BY EMPLOYER. Employer may terminate Physician's employment hereunder at any time for "cause" by giving notice of termination (the "Termination Notice") to the Physician. Cause includes the following:

            (a) Upon material violation by Physician of any provisions of this Agreement or the rules, policies, and/or procedures of the Practice.

            (b) Upon repeated failure by Physician to meet utilization, performance, or productivity standards established by Employer for the Practice.

            (c) Upon revocation, cancellation, suspension or limitation of Physician's professional license, or disciplinary action in any state by an appropriate licensing authority including, without limitation, the revocation, suspension, limitation, or reduction of such license or of Physician's DEA license.

            (d) Upon cancellation of Physician's coverage, or his uninsurability, under the terms and conditions of the professional liability insurance provided by Employer as set forth above.

            (e) Upon the imposition of any restrictions or limitations on Physician by any governmental or professional authority having jurisdiction over Physician to such an extent that Physician cannot engage in the practice of medicine as required hereunder.

            (f) Upon Physician's conviction of a felony or crime of moral turpitude.

            (g) Upon repeated failure by Physician to conform and comply with Employer's professional requirements concerning maintenance of medical records.

            (h) Upon the use of alcohol or a controlled substance which materially impairs the ability of Physician to effectively perform Physician's duties and obligations under this Agreement.

            (i) If Employer, in good faith, determines that Physician is not providing


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adequate patient care or that the health, safety or welfare of patients is jeopardized by continuing the employment of Physician.

            (j) In the event the performance by either party hereto of any term, covenant, condition or provision of this Agreement should jeopardize
(1) the licensure of Employer, any Affiliate of Employer, or Physician, or
(2) Employer's (or any Affiliate's) or Physician's participation in, or reimbursement from, Medicare, Medicaid (Medi-Cal) or other reimbursement or payment programs; or if for any other reason said performance should be in violation of any statute, ordinance, or be otherwise deemed illegal, by a state or federal court or governmental agency (collectively, "Jeopardy Event"), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Agreement to remove or negate the effect of the Jeopardy Event. In the event the parties are unable to negotiate such an amendment within fifteen (15) days following such notice, then the provisions of this Agreement that give rise to the Jeopardy Event shall be ineffective only to the extent that they are in contravention of applicable law or otherwise give rise to the Jeopardy Event, without invalidating the remaining provisions of this Agreement, unless the same should defeat an essential business purpose of this Agreement.

     3.4 TERMINATION BY PHYSICIAN. Physician may terminate his or her employment hereunder at any time for "cause." Cause is limited to a material breach by Employer of a material term of this Agreement by Employer. In the event Physician terminates this Agreement for cause, termination shall be effective upon two (2) weeks notification to Employer by Physician. In such case, upon notification, Employer shall have a two (2) week period in which to cure such breach.

     3.5 EFFECT OF TERMINATION. Unless otherwise set forth below, Physician shall not be entitled to any severance pay upon the termination this Agreement by Employer for cause; Physician shall only be entitled to receive accrued but unpaid salary through the date of such termination. Upon and after termination of this Agreement, Physician will be provided full access to copy Employer patient medical records in the event of a malpractice action or administrative investigation or proceeding against Physician.

4. CONFIDENTIALITY/TRADE SECRETS. Physician acknowledges that his position with the Practice will be one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of Employer and all of its Affiliates (as defined below), during the term of this Agreement and thereafter. Physician covenants and agrees as follows:

     4.1 PROTECTION. That Physician shall use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of Employer and its "Affiliates" (which term as used in this Agreement shall include any person, corporation, partnership, general partner or other entity that (i) provides management or other services to the Practice ("Manager"), or (ii) directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with Employer or


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Manager), including, without limitation, their trade secrets, proprietary information, the identity of their customers and suppliers, their arrangements with their customers and suppliers, and their technical data, records, compilations of information, processes, computer software, and specifications relating to their customers, suppliers, products and services (collectively, "Confidential Information").

     4.2 NONDISCLOSURE. That Physician shall not disclose any Confidential Information, except as may be required in the course of his employment or as may be required by law.

     4.3 NON-USAGE. That Physician shall not use, directly or indirectly, for his own benefit or for the benefit of another, any Confidential Information.

     The covenants contained in this Section 4 shall not be applicable to any information which is in the public domain other than as a result of action by Physician or which Physician can establish was obtained from sources other than Employer or any of its Affiliates, who are not under a duty of nondisclosure. All Confidential Information and all files, records, documents, drawings, specifications, computer software, memorandums, notes, or other documents relating thereto or otherwise relating to the business of Employer and its Affiliates or the Practice, whether prepared by Physician or otherwise coming into his possession, shall be the exclusive property of Employer (and/or its Affiliates, as applicable) and shall be delivered to Employer or its Affiliates as appropriate and not retained by (nor any copies thereof retained by) Physician upon termination of his employment for any reason whatsoever.

5.   NON-SOLICITATION; NON-DIVERSION.

     5.1 PLAN MEMBER CONTACT. Physician acknowledges and agrees that Employer has expended a great deal of time, effort and money in developing its business and obtaining the patients enrolled in prepaid capitated health plans (each a "Plan Member") that are enrolled with Employer, and that all of the patients to whom Physician renders professional medical services pursuant to this Agreement are and will remain patients of Employer ("Employer Patients"). Because of this, Employer considers, and Physician acknowledges, that the Employer Patients constitute an important corporate asset and Employer's Plan Member lists constitute valuable proprietary information. In consideration of Employer providing current Employer Patients (I.E. Plan Members), as well as future Employer Patients, to Physician, Physician acknowledges and agrees that Employer will suffer irreparable harm and injury if Physician attempts to, or does, communicate with Employer Patients in any way concerning termination of this Agreement or concerning any other Employer business matter. As such, Physician expressly waives any rights (including those set forth in California Business and Professions Code Section 651) to contact Employer Patients in any way about the termination of this Agreement or about any other Employer business matter. Physician agrees that, except to the extent that Employer has provided written authorization, Physician shall not directly contact Employer Patients, their employers or health plans in regard to business related matters pertaining to Employer contracted heath plans including, but not limited to, (1) switching plans or similar entities or contracting directly with


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Physician (or some other provider organization that Physician is a member of)
instead of Employer; (2) the options Employer Patients have to transfer to other plans (or to switch to other providers as a result of termination of this Agreement; or (3) the fact that the Employer Patient will no longer be able to obtain services from Physician. Understanding and acknowledging the foregoing, Physician agrees to cooperate fully with Employer in any communications to Employer Patients concerning termination of this Agreement and other Employer business matters, and Physician agrees not to interfere in any way with the relationship between Employer and Employer Patients. In the event that Physician violates this provision, Employer may seek a temporary restraining order and/or injunction to preclude such activity, as well as all appropriate damages resulting from Physician's breach of this provision. Notwithstanding the foregoing, nothing contained herein shall be construed to limit the Physician's opportunity to discuss with any Employer Patient information relevant to such Employer Patient's medical condition, including such Employer Patient's treatment options, alternative plans or other coverage arrangements.

     5.2 NON-SOLICITATION OF PLAN MEMBERS. As part of the consideration for Employer to enter into this Agreement, during the initial and any succeeding term of this Agreement and for a period of three (3) years following the date of termination of this Agreement, Physician will not directly or indirectly, either individually or on behalf of or as a provider for any person or entity other than Employer whose business competes with the business of Employer, (i) advise any Employer Plan Member or patient to disenroll from Employer, or (ii) solicit any Plan Member or patient or any Plan Member's or patient's employer to become enrolled with any other health maintenance organization, provider organization, or any other similar hospitalization or medical payment plan or insurance program. Physician shall use his best efforts to ensure that no employee, agent or independent contractor of Physician makes any derogatory remarks regarding Employer to any Plan Member, Plan Member's employer, health plan or health maintenance organization.

     5.3 OTHER AGREEMENTS FOLLOWING TERMINATION. Nothing contained herein shall prevent Physician, following the termination of this Agreement, from:

            (a) Entering into contracts or other agreements with any capitated health plan that does not have an agreement or contract with Employer as of the date of this Agreement;

            (b)    Providing services to fee for service patients; or

            (c) Joining or otherwise becoming a member of an independent practice association or physician network.

     Notwithstanding the foregoing, in the event an Employer Patient seeks, without being solicited or otherwise contacted by Physician or any agent of Physician in violation of the provisions of Sections 5.1 and 5.2 herein, to receive medical services from Physician and Physician desires to provide medical services to such former Employer Patient, Physician shall


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only be entitled to provide such services as an outside provider of Employer under the terms of Employer's standard participating provider agreement then in effect, and pursuant to Employer's agreement with the respective health plan under which the capitation payments for such former Employer Patient are paid.

6. REMEDIES FOR BREACH OF COVENANTS OF PHYSICIAN. The covenants set forth in Sections 4 and 5 of this Agreement shall continue to be binding upon Physician notwithstanding the termination of his employment with Employer for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provision of this Agreement.
The existence of any claim or cause of action by Physician against Employer or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer or any of its Affiliates of any or all of such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and that temporary and permanent injunctive relief shall be available to prevent the breach or any threatened breach thereof, without the necessity of proof of actual damages and without the necessity of posting a bond, cash or otherwise. In this connection, Physician agrees not to assert any defense that monetary damages would be sufficient.

7. DEFAULT. Any default by Employer in the payment when due of any amount owed by Employer to Physician under the Contingent Promissory Note, of even date herewith, issued from Employer to Physician, in the principal amount of $1,125,000, which default continues for a period of ten (10) days, shall constitute a default under this Agreement. Upon written notice from Physician of such default, Employer shall have a thirty (30) day period in which to cure such default. In the event Employer fails to cure such default within thirty (30) days of such notice, at Physician's option, except for the provisions continued in Sections 4 and 5 hereinabove, which shall remain in full force and effect, this Agreement shall terminate and Physician shall have no further obligations hereunder.

8. ARBITRATION. The parties firmly desire to resolve all disputes arising hereunder without resort to litigation in order to protect their respective business reputations and the confidential nature of certain aspects of their relationship. Accordingly, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration as set forth below.

     8.1 All disputes which in any manner arise out of or relate to this Agreement or the subject matter thereof, shall be resolved exclusively by arbitration in accordance with the provisions of this Section 8. Either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the controversy, the dollar amount involved, if any, and the remedies sought, and attaching a copy of this Section to the demand.

     8.2 There shall be one arbitrator. If the parties shall fail to select a mutually acceptable arbitrator within ten (10) days after the demand for arbitration is mailed, then the parties stipulate to arbitration before a single arbitrator sitting on the Los Angeles, California Judicial Arbitration


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Mediation Services (JAMS) panel, and selected in the sole discretion of the
JAMS administrator.

     8.3 The parties shall share all costs of arbitration. The prevailing party shall be entitled to reimbursement by the other party of such party's attorneys' fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

     8.4 The substantive law of the State of California shall be applied by the arbitrator.

     8.5 Arbitration shall take place in Los Angeles, California unless the parties otherwise agree. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

     8.6 All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator's judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

     8.7 Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief, and grant the arbitrator the right to make a final determination of the parties' rights, including whether to make permanent or dissolve such court order.

     8.8 The decision and award of the arbitrator shall be kept confidential by the parties to the greatest extent possible. No disclosure of such decision or award shall be made by the parties except as required by law or as necessary or appropriate to effect the enforcement thereof.

9. CONTRACTS. Physician shall not have the right or authority and hereby expressly covenants not to, enter into a contract in the name of Employer or the Practice or otherwise bind Employer or the Practice, in any way, without the express written consent of Employer. Physician shall hold Employer and the Practice harmless from any loss attributable to a violation of this covenant.

10. USE OF PREMISES. Physician covenants not to use, or permit any other personnel under the control of Physician to use, any part of the premises of the Practice for any purpose other than the performance of services hereunder.

11.  MISCELLANEOUS.

     11.1 NOTICES. Any notice, demand, or communication required, permitted or desired to


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be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

     Physician:           Sinnadurai E. Moorthy, M.D.
                          44725 10th Street West, Suite 250
                          Lancaster, California 93534

     with a copy to:      Arter & Hadden
                          700 S. Flower St., Ste. 3000
                          Los Angeles, California 90017
                          Attention:  Jack Goldman, Esq.

     Employer:            Sierra Primary Care Medical Group, Inc.
                          c/o Prospect Medical Group, Inc.
                          18200 Yorba Linda Blvd., Suite 409
                          Yorba Linda, California 92686
                          Attention: Gregg DeNicola, M.D.

     with a copy to:      Miller & Holguin
                          1801 Century Park East, 7th Floor
                          Los Angeles, California 90067
                          Attention:  Dale S. Miller, Esq.

     11.2 GOVERNING LAW. This Agreement has been executed and delivered and shall be interpreted, construed, and enforced in accordance with the laws of the State of California.

     11.3 ENFORCEMENT. In the event that either party shall be required to enforce the terms of this Agreement, whether with or without arbitration, the prevailing party shall be entitled to recover the costs of such action, including reasonable attorneys' fees.

     11.4 ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and may not be amended except in writing signed by both of the parties hereto. No oral statements or prior written materials not specifically incorporated herein shall be of any force or effect.

     11.5 SEVERABILITY. In the event any provision of this Agreement is held to be unenforceable or void for any reason, the remainder of the Agreement shall be unaffected and shall remain in full force and effect in accordance with its terms, unless such unenforceability or voidness defeats an essential business term hereof.

     11.6 NO ASSIGNMENT; BINDING EFFECT. Physician shall not assign this Agreement to any other party or parties without the prior written consent of Employer. Except for an assignment to Imperial Bank, a California banking corporation, pursuant to applicable law, Employer shall


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not assign this Agreement to any other party or parties without the prior written consent of Physician. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     11.7 HEADINGS. The headings used herein are for convenience only and do not limit the contents of this Agreement.

     11.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.

     11.9 CHANGE OF CIRCUMSTANCES. In the event (i) Medicare, Medicaid (Medi-Cal), any third-party payor or any federal, state or local legislative or regulatory authority adopts any law, rule, regulation, policy, procedure or interpretation thereof which establishes a material change in the method or amount of reimbursement or payment for services under this Agreement, or
(ii) any or all of such payors/authorities impose requirements which require a material change in the manner of either party's operations under this Agreement and/or the costs related thereto, then, upon the request of either party materially affected by any such change in circumstances, the parties shall enter into good faith negotiations for the purpose of establishing such amendments or modifications as may be appropriate in order to accommodate the new requirements and change of circumstances while preserving the original intent of this Agreement to the greatest extent possible. If, after thirty
(30) days of such negotiations, the parties are unable to reach an agreement as to how or whether this Agreement shall continue, then either party may terminate this Agreement upon thirty (30) days prior written notice.

     11.10 COMPLIANCE WITH LAW. The parties recognize that this Agreement at all times is to be subject to applicable state, local and federal law.

     11.11 WAIVERS. Waivers of any of the provisions hereof may be effective only if signed by the party intending to be bound thereby.


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


     IN WITNESS WHEREOF, this Agreement has been executed by the parties on the day and year first above written.



EMPLOYER:                               PHYSICIAN:

SIERRA PRIMARY CARE
MEDICAL GROUP, INC.

By: /s/ Jacob Y. Terner, M.D.           /s/ Sinnadurai E. Moorthy, M.D.
    --------------------------          -------------------------------
     Jacob Y. Terner, M.D.              Sinnadurai E. Moorthy, M.D.


















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